Exhibit 10.8

CLIFFORD CHANCE LLP

DATED                             2007

(1) ED & F MAN LIMITED (2) MAN FINANCIAL LIMITED

SUB-UNDERLEASE

of

Floor 2

Centennium House

100 Lower Thames Street

London EC3

THIS SUB-UNDERLEASE is made the             day                     of 2007

BETWEEN

(1)	ED & F MAN LIMITED (Company No. 01150601) of Sugar Quay, Lower Thames Street, London EC3R 6DU (the “Landlord”); and

(2)	MAN FINANCIAL LIMITED (Company No. 01600658) of Sugar Quay, Lower Thames Street, London EC3R 6DU (the “Tenant”);

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	“Advance Payment” means the Tenant’s Proportion of the Estimated Expenditure;

1.2	“Building” means the land (of which the Premises forms part) and all buildings fixtures and other structures whatsoever from time to time thereon and the appurtenances thereof known as Centennium House, 100 Lower Thames Street, London EC3;

1.3	“Building Expenses” means:-

(a)	the aggregate of all costs, expenses and outgoings whatsoever (including any part of such costs, expenses and outgoings which represents VAT) incurred by the Landlord in providing the Services and the Superior Landlord’s Services (to the extent that such services are being provided by the Landlord) which for the avoidance of doubt shall be calculated on the basis of a full cost recovery without any profit element or mark up;

(b)	the total of all costs, fees and expenses incurred by the Superior Landlord in providing the Superior Landlord’s Services and payable by the Landlord to the Superior Landlord; and

(c)	such sums or provisions as the Landlord may, in its discretion, consider desirable to set aside from time to time for the purpose of providing for periodically recurring items of expenditure, whether recurring at regular or irregular intervals or for anticipated expenditure in respect of any of the Services;

1.4	“Commencement Date” means the date of this Sub-Underlease;

1.5	“Estimated Expenditure” means such sum as the Landlord may from time to time specify as being a fair and reasonable estimate of the Service Charge for the current Financial Year based on a budget prepared by the Landlord and submitted to the Tenant and includes any revised budget of the Landlord’s estimate of the Service Charge for that Financial Year;

1.6	“Financial Year” means such annual period as the Landlord may in its discretion from time to time determine;

1.7	“Group Company” means any company which is for the time being (a) a subsidiary of the Man Group plc or (b) the holding company or parent company of the Man Group plc or (c) another subsidiary of the holding company or parent company of the Man Group plc (whether or not that subsidiary may itself be a parent or holding company of a sub-group of companies within the whole group), in each case within the meaning of Sections 258, 259 and 736 of the Companies Act 1985, as amended by the Companies Act 1989;

1.8	“Head Landlord” means the person or persons for the time being entitled to any estate or estates which are reversionary (whether immediate or mediate) upon the Superior Landlord’s estate;

1.9	“Head Lease” means the lease dated 7 April 2000 between Hammerson UK Properties plc (1) GC Pan European Crossing UK Limited (2) and GC Pan European Crossing Holdings BV (3);

1.10	“Insurance Rent” means the sum equal to the rent thirdly reserved by the Underlease paid or payable by the Landlord under the Underlease during the Term;

1.11	“Interest Rate” has the same meaning as such expression is defined in the Head Lease;

1.12	“Landlord Representative” means the Head of Administration, Man Group Plc;

1.13	“Man Group Premises” means the premises in the Building occupied by the Landlord, Man Group Plc or a Group Company in respect of which the Landlord provides the Services including, for the avoidance of doubt, the Premises;

1.14	“Net Internal Office Area” means the total of the office area within the area to be measured (expressed in square feet) which shall be measured in accordance with the current RICS Code of Measuring Practice published on behalf of the Royal Institution of Chartered Surveyors;

1.15	“Occupational Landlord” means GC Pan European Crossing UK Limited or the person for the time being entitled to the reversion immediately expectant on the term granted by the Underlease;

1.16	“Premises” means all those premises situated on the second floor of the Building demised to the Landlord by the Underlease;

1.17	“Principal Rent” means the rent firstly reserved under the Underlease from time to time;

1.18	“Rent Commencement Date” means the date of this Sub-Underlease;

1.19	“Representatives” means the Tenant Representative and the Landlord Representative;

1.20	“Services” means the services set out in Schedule 1;

1.21	“Service Charge” means the Tenant’s Proportion of the Building Expenses;

1.22	“Service Charge Commencement Date” means the Commencement Date;

1.23	“Superior Landlord” means the person or persons for the time being entitled to any estate or estates which are reversionary (whether immediate or mediate) upon the Landlord’s estate;

1.24	“Superior Landlord’s Services” means the services to be provided by the Superior Landlord in accordance with the Superior Lease;

1.25	“Superior Lease” means collectively the lease dated 18 May 1998 between The Mayor and Commonalty and Citizens of the City of London (1) and Hammerson UK Properties plc (2); the Headlease; the Underlease and any other leases which are reversionary (whether immediate or mediate) upon this Sub-Underlease;

1.26	“Tenant” where the context so admits includes the Tenant’s successors in title;

1.27	“Tenant Representative” means Stephen Cochrane or such other person who is sufficiently and suitably competent and qualified to act as a health and safety officer or manager as may be nominated by the Tenant from time to time;

1.28	“Tenant’s Proportion” means

(a)	(in relation to the Superior Landlord’s Services) 100%;

(b)	(in respect of Service Charge) a fair and proper proportion of the Building Expenses as determined by the Landlord from time to time applying the charging principles as set out in the FY08 Service Charge Budget (allocation details of which have been notified to the Tenant) or such other reasonable basis of charging as the Landlord shall decide from time to time in relation to one or more of the Services which shall primarily be based upon the proportion that the Net Internal Office Area of the Premises bears to the Net Internal Office Area of the Man Group Premises except that:

(1)	consumption related Services (e.g. electricity) will be measured, calculated or deemed on the basis of consumption; and

(2)	people related Services (e.g. catering) will be determined on a headcount basis.

1.29	“Term” means a term of years commencing on the Commencement Date and expiring on 22 March 2010;

1.30	“Underlease” means the lease under which the Landlord holds the Premises dated 21 March 2006 and made between GC Pan European Crossing UK Limited (1), ED&F Man Limited (2) and Man Group Plc (3);

1.31	“VAT” means Value Added Tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for or levied in addition to it);

1.32	“Working Day” means any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business;

1.33	reference to any rights excepted and reserved to or exercisable by the Landlord or any right exercisable by the Tenant in common with the Landlord shall be construed as including the exceptions and reservations to and the exercise of such right by the Superior Landlord and the Occupational Landlord and all persons authorised by the Superior Landlord and the Occupational Landlord and in common with all the others having a like right;

1.34	reference to any consent required from the Landlord shall be construed as also including the consent from the Superior Landlord and the Occupational Landlord where the Superior Landlord and/or the Occupational Landlord’s consent would be required under the terms of the Superior Lease and/or the Underlease and where the Tenant is obliged to comply with any requirement of the Landlord that shall be construed as also including any requirement of the Superior Landlord and the Occupational Landlord;

1.35	words importing one gender shall be construed as importing any other gender;

1.36	words importing the singular shall be construed as importing the plural and vice versa;

1.37	where any party comprises more than one person the obligations and liabilities of that party under this Sub-Underlease shall be joint and several obligations and liabilities of those persons;

1.38	save where otherwise stated references to numbered clauses and schedules are references to the clauses and schedules in this Sub-Underlease which are so numbered;

1.39	the clause headings do not form part of this Sub-Underlease and shall not be taken into account in its construction or interpretation; and

1.40	the expression “this Sub-Underlease” includes (unless stated to the contrary) any document supplemental to or collateral with this document or entered into in accordance with this document.

2.	DEMISE

The Landlord demises to the Tenant the Premises TOGETHER WITH the easements and rights specified in paragraphs 1 and 2 of Schedule 2 of the Head Lease in common with the Landlord and all others with its authority or otherwise from time to time entitled thereto EXCEPT AND RESERVED unto the Landlord and all other persons authorised by it from time to time during the Term or otherwise from time to time entitled thereto the easements and rights specified in Schedule 3 of the Head Lease TO HOLD unto the Tenant for the Term SUBJECT to all rights easements covenants stipulations and other matters affecting the same as are referred to in the deeds and documents mentioned in Schedule 7 of the Head Lease YIELDING AND PAYING therefor:

2.1	FIRST yearly and proportionately for any part of a year the Principal Rent exclusive of VAT payable by equal quarterly payments to be made in advance on the usual quarter days in every year the first such payment being a proportionate sum in respect of the period from and including the Rent Commencement Date to the day before the quarter day following the Rent Commencement Date to be made on the Rent Commencement Date;

2.2	SECONDLY as additional rent payable on demand the Service Charge;

2.3	THIRDLY as additional rent payable on demand the Insurance Rent;

2.4	FOURTHLY as additional rent on demand (in addition and without prejudice to the Landlord’s right of re-entry and any other right):

2.4.1	interest at the Interest Rate on any sum owed by the Tenant to the Landlord whether as rent or otherwise which is not received by the Landlord within 7 days of the due date (or in the case of money due only on demand within 14 days after the date of demand) calculated for the period commencing on the due date for payment and ending on the date the sum and the interest is received by the Landlord

2.4.2	interest at 4 per cent below the Interest Rate on any sum owed by the Tenant to the Landlord whether as rent or otherwise which is not demanded (or if tendered is for the time being refused) by the Landlord in circumstances where it is prudent for it not to demand or accept any payment having regard to a material breach of any of the Tenant’s obligations under this lease calculated for the period commencing on the due date for payment and ending on the date the sum (and the interest) is subsequently received by the Landlord; and

2.5	FIFTHLY as additional rent all VAT for which the Landlord is or may become liable to account to H M Customs & Excise (or other relevant body to whom account has for the time being to be made) on the supply by the Landlord to the Tenant under or in connection with the provisions of this lease or the interest created by it and for any other supplies whether of goods or services such rent fifthly reserved to be due for payment contemporaneously with the other rents or sums to which it relates.

3.	THE TENANT’S COVENANTS

The Tenant covenants with the Landlord:

3.1	to pay the rents reserved by this Sub-Underlease at the times and in the manner provided by this Sub-Underlease without deduction or set off;

3.2	to perform and observe the covenants on the lessee’s part contained in the Underlease as if the same were set out in this Sub-Underlease in full except the covenant for the payment of rents payable thereunder (save where they fall due or accrue as a result of a breach by the Tenant); and

3.3	not to do or omit any act or thing which would or might cause the Landlord to be in breach of the Underlease.

4.	THE LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

4.1	that the Tenant paying the rents and performing and observing the covenants on its part contained in this lease shall peaceably hold and enjoy the Premises without any interruption by the Landlord;

4.2	to pay the rents reserved by the Underlease and to perform and observe (so far as the Tenant is not liable for such performance or observance under the covenants on its part herein contained) the lessee’s covenants and conditions contained in the Underlease;

4.3	on the request and at the expense of the Tenant to take all reasonable steps to enforce the covenants on the part of the lessor contained in the Underlease; and

4.4	to take all reasonable steps at the Tenant’s expense to obtain the consent of the Occupational Landlord wherever the Tenant makes application for any consent required under this lease where the consent of the Occupational Landlord is needed by virtue of the Underlease.

5.	LANDLORD’S SERVICES

5.1	Provision of Services

5.1.1	Subject to the Tenant paying the Service Charge, the Landlord covenants with the Tenant that it shall use reasonable endeavours to provide the Services.

5.1.2	The Landlord will:

(a)	use all reasonable care, skill and diligence in carrying out the Services;

(b)	supply the Services in a timely manner;

(c)	supply the Services in accordance with generally accepted industry practices and standards taking into account relevant factors such as quality and cost equally; and

(d)	at all times act in the utmost good faith to the Tenant in the provision of the Services including in particular with respect to the prioritisation and allocation of the same.

5.1.3	Unless otherwise expressly provided in this Sub-Underlease or otherwise agreed between the parties in writing, the Landlord shall only be required to provide a Service to the extent that the Service was provided immediately prior to this Sub-Underlease.

5.2	Appointment of representatives and Tenant’s representation

5.2.1	In performing any of its obligations under this clause, the Landlord shall be entitled to employ such agents, contractors or other persons as it may think fit, and to delegate its duties and powers to them and their fees and expenses shall form part of the Building Expenses.

5.2.2	The Landlord Representative and the Tenant Representative shall respectively act as the principal points of contact between the parties in relation to matters and disputes in relation to the provision and costs of Services under this Sub-Underlease.

5.2.3	The Landlord and/or the Landlord Representative shall have regard to (but shall not be bound by) the reasonable representations of the Tenant and/or the Tenant Representative regarding the allocation, prioritisation and general provision of the Services by the Landlord to the Tenant.

5.2.4	In relation to any anticipated expenditure to be incurred by the Landlord in providing the Services which is likely to result in a material increase in the Tenant’s Proportion in any Financial Year and which is not provided for within the Estimated Expenditure, the Landlord shall (acting reasonably) consult with the Tenant prior to incurring such expenditure (save for in an emergency) and the Landlord shall have regard to (but not be bound by) the reasonable representations of the Tenant and/or the Tenant’s Representative.

5.3	Variation of services

If the Tenant wishes to change the nature or scope of a Service or require additional services, the Tenant must make a request in writing to the Landlord, setting out in full detail the proposed change and/or additional service and the reason for requesting the change or additional service. Provided that the request does not adversely impact upon the Landlord’s use and enjoyment of the Building and is broadly within the scope and nature of the Services being provided the Landlord will act reasonably in considering such request.

5.4	Failure by Landlord to provide services

The Landlord shall not be liable to the Tenant in respect of any failure by the Landlord to perform its obligations in respect of the Services unless the Tenant has given to the Landlord written notice of the failure in question and the Landlord has failed within a reasonable time to remedy it, and then the Landlord shall be liable (subject to clause 5.5) to compensate the Tenant only for any loss or damage sustained by the Tenant after that reasonable time has elapsed.

5.5	Exclusion of Landlord’s liability

5.5.1	The Landlord shall not incur any liability for any failure or interruption in any of the Services to be provided by the Landlord or for any inconvenience or injury to person or property arising from that failure or interruption, in either case due to any maintenance, servicing, repair, replacement, mechanical breakdown, failure, malfunction, shortages, labour disputes or any cause or circumstance beyond the control of the Landlord, but the Landlord shall use reasonable endeavours to cause the service in question to be reinstated with the minimum of delay.

5.5.2	The Landlord shall not incur any liability in connection with the provision of the Services, whether for negligence, breach of contract, misrepresentation or otherwise, for:

(a)	loss or damage incurred by the Tenant as a result of third party claims;

(b)	loss of profit, goodwill, business opportunity or anticipated saving suffered by the Tenant; or

(c)	any economic or consequential loss or damage suffered by the Tenant.

5.6	Right to enter to perform services

Notwithstanding any other provision in this Sub-Underlease the Tenant shall permit the Landlord and all other persons authorised by the Landlord at any time to enter the Property in order to meet the Landlord’s obligations to carry out the Services in accordance with this clause 5.

5.7	Superior Landlord’s services

The Landlord will use all reasonable endeavours to procure due performance by the Superior Landlord of the Superior Landlord’s obligations and duties to provide the Superior Landlord’s Services except to the extent that the Landlord has agreed with the Superior Landlord to provide such Services.

6.	SERVICE CHARGE

6.1	Advance Payment

The Tenant shall pay to the Landlord on account of the Service Charge for the period beginning on the Service Charge Commencement Date to the end of the Financial Year current at the date of this Sub-Underlease the proportion of the Advance Payment for that Financial Year attributable to such period, and for each Financial Year following that current at date of this Sub-Underlease, the Advance Payment and in default of payment the Advance Payment shall be recoverable as rent in arrears.

6.2	Dates of payment and adjustment

The Advance Payment shall be paid by equal monthly instalments in advance and is subject to adjustment if the Estimated Expenditure is revised as contemplated by its definition, the first instalment, being a proportion of the monthly Advance Payment for the period beginning on the Service Charge Commencement Date and ending on the day before the next monthly payment date following the Service Charge Commencement Date, to be made on the date of this Sub-Underlease.

6.3	Account of Expenditure

6.3.1	The Landlord will keep full and accurate records (including any amounts invoiced) relating to the supply of the Services (“Records”).

6.3.2	The Landlord will give the Tenant access to the Records to the extent necessary to enable the Tenant to fulfil any reasonable internal reporting needs and any legal, statutory or regulatory obligations to its shareholders.

6.3.3	The Landlord will as soon as practicable after the end of each Financial Year prepare and submit to the Tenant a statement of the Building Expenses for that Financial Year containing a fair summary of the expenditure referred to in it and showing the Service Charge for that Financial Year (and shall use reasonable endeavours to submit such statement to the Tenant within six (6) months after the end of the relevant Financial Year) and upon such statement being certified by the Landlord’s surveyor or its managing agents or accountants it will be conclusive evidence for the purposes of this Sub-Underlease of all matters of fact referred to in the statement (except in the case of manifest error).

6.4	Balancing payment

If the Service Charge for any Financial Year shall exceed the Advance Payment for that Financial Year, the excess shall be paid by the Tenant to the Landlord on written demand or if it shall be less than the Advance Payment for that Financial Year, the overpayment shall be credited to the Tenant against the next monthly payment of the Service Charge, or, if there is none, refunded to the Tenant without delay.

6.5	Omissions

Any omission by the Landlord to include in the account of the Building Expenses in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including that sum or the amount of that liability in any subsequent Financial Year as the Landlord shall determine.

6.6	Alteration of Service Charge Percentage

If, at any time during the Term, circumstances shall arise which make the calculation of the Tenant’s Proportion (whether or not relating to individual items of Building Expenses) unreasonable or inequitable, the Landlord shall be entitled to alter the Tenant’s Proportion to such other percentage as is fair and reasonable in the circumstances and shall provide the Tenant with reasons justifying such alteration.

6.7	Continuing application of provisions

This clause shall continue to apply notwithstanding the expiration or earlier determination of the Term but only in respect of the period prior to such expiration or earlier determination, the Service Charge for that Financial Year for that period being apportioned on a daily basis.

7.	DISPUTES AS TO SERVICE

7.1	Notwithstanding any other provisions of this Sub-Underlease if there is a dispute or difference between the Landlord and the Tenant in relation to the provision of the Services or the calculation or cost of the Service Charge as provided for in clauses 5 and 6 above, prior to the matter being referred to an Independent Person in accordance with clause 7.8.2, the dispute shall be referred to the Chairman of Man Group Plc. The Landlord Representative and Tenant Representative shall make representations to the Chairman who shall consider such representations and make a decision accordingly and the Landlord and Tenant shall act reasonably in considering such decision.

7.2	If, notwithstanding clause 7.8.1, there remains a dispute or difference between the parties the matter shall then be referred to and determined by an independent person (the “Independent Person”) who shall be a Chartered Surveyor with not less than ten (10) years experience.

7.3

The Independent Person shall be appointed by agreement between the Parties to this Agreement or (if agreement has not been reached within ten (10) Working Days) on the application of either of the Parties by the president for the time being of the Royal

Institution of Chartered Surveyors (or his duly appointed deputy or such other person authorised by him to make appointments on his behalf).

7.4	The Independent Person shall act as an arbitrator in accordance with the provisions of the Arbitration Act 1996 and shall have the power to order a provisional award but the Parties agree that any arbitrator appointed under this clause shall not have the powers set out in section 48(5) of the Arbitration Act 1996 and shall not be entitled to order the rectification setting aside or cancellation of this Sub-Underlease or any part of it.

8.	REGULATIONS AND HEALTH AND SAFETY

The Tenant and any person or persons appointed by it and acting on its behalf including the Tenant Representative shall comply and shall ensure compliance with:

8.1	all reasonable regulations made by the Superior Landlord and/or the Landlord and notified to it from time to time for the management of the Building; and

8.2	any guidelines, procedures and policies in respect of Environmental Health and Safety relating to the Premises and/or the Building.

9.	CO-ORDINATION OF TENANTS WORKS

In respect of any works required to effect any alterations, additions or change of use to which the Landlord has granted its consent or any other works carried out by or on behalf of the Tenant to the Premises the Tenant shall or shall procure that the person carrying out such works shall:

(i)	comply with the Landlord’s reasonable requirements including (without limitation) the provision of forty eight (48) hours prior written notice (except in the case of emergency) of any proposed works, risk assessments, method statements, plans, as- built drawings, operation and maintenance manuals and the like; and

(ii)	if required by the Landlord (or any person or persons appointed by it and acting on its behalf including the Landlord Representative) permit the Landlord Representative to co-ordinate the carrying out if such works.

10.	LANDLORD’S RIGHT OF FIRST REFUSAL

10.1	The Tenant shall give the Landlord six (6) months prior written notice of any proposed assignment or underletting of the Premises by the Tenant to a third party (the “Disposal”) and shall simultaneously make a written offer to the Landlord to surrender this Sub-Underlease with vacant possession (the “Offer to Surrender”) and for no consideration and shall specify a date for such surrender which is not less than three (3) months from the Offer to Surrender (“Surrender Date”)

10.2	The Offer to Surrender shall remain open for acceptance for ten (10) working days (the “Acceptance Period”).

10.3	If the Landlord shall not within the Acceptance Period give to the Tenant a written acceptance of the Offer to Surrender, the Tenant shall (subject to the provisions of this Sub-Underlease) be free to carry out the Disposal.

10.4	If the Landlord accepts the Offer to Surrender, on the Surrender Date (or such other date as agreed between the parties):-

10.4.1	the Tenant shall surrender the Sub-Underlease to the Landlord (for no consideration) and the Landlord shall accept that surrender;

10.4.2	the Tenant shall provide full vacant possession of the Premises; and

10.4.3	the Tenant shall have complied with its reinstatement obligations under the Sub-Underlease (or at the option of the Landlord paid a sum to the Landlord in lieu thereof)

10.5	The completion of the surrender shall not prejudice the rights of the Landlord in respect of arrears of rent or any other sum due to the Landlord under this Sub-Underlease.

11.	TENANT’S RIGHT OF FIRST REFUSAL

11.1	Prior to any exercise of the Landlord’s right to terminate the Underlease pursuant to clause 6 therein (the “Break Right”) the Landlord shall give twelve (12) months written notice to the Tenant of its intention to so exercise the Break Right (the “Break Notice”).

11.2	The Tenant may elect within ten (10) Working Days of the Break Notice (the “Acceptance Period”) to serve on the Landlord a written notice advising the Landlord that it wishes to take an assignment of the Underlease (the “Acceptance Notice”).

11.3	If the Tenant serves an Acceptance Notice within the Acceptance Period, the Landlord shall use reasonable endeavours (subject to the Tenant having promptly provided to the Landlord the Tenant’s financial accounts or other such information as may be requested by the Superior Landlord) to obtain the consent of the Superior Landlord to the proposed assignment to the Tenant (the “Consent”) and on receipt of such Consent shall complete the assignment to the Tenant within (10) Working Days thereafter.

11.4	If:

11.4.1	The Tenant does not serve an Acceptance Notice on the Landlord within the Acceptance Period; or

11.4.2	Completion of the assignment of the Underlease shall not have occurred within the twelve (12) weeks from the Break Notice,

then the Landlord shall be free to exercise the Break Right and clauses 11.1 to 11.3 (inclusive) above shall not apply.

12.	PROVISOS AND DECLARATIONS

The provisos and declarations contained in Clause 7 of the Underlease shall apply equally to this lease as if the same were set out in this lease in full.

13.	NEW TENANCY

It is hereby confirmed that this lease constitutes a new tenancy for the purpose of the Landlord and Tenant (Covenants) Act 1995

14.	CERTIFICATE

It is hereby confirmed that there is no agreement for lease to which this lease gives effect

15.	EXCLUSION OF SECURITY OF TENURE

15.1	The parties confirm that:

15.1.1	the Landlord served a notice on the Tenant as required by Section 38A(3)(a) of the Landlord and Tenant Act 1954 applying to the tenancy created by this lease dated

15.1.2	who was duly authorised by the Tenant to do so made a statutory declaration dated in accordance with the requirements of section 38A(3)(b) of the Landlord and Tenant Act 1954; and

15.1.3	there is no agreement for lease to which this lease gives effect

15.2	The parties agree that the provisions of Section 24 to 28 of the Landlord and Tenant Act 1954 are excluded in relation to the tenancy created by this lease

16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

This lease gives no rights under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any rights which would be available apart from that Act

17.	TENANT’S BREAK RIGHT

17.1	The Tenant may determine this Sub-Underlease at any time on or before 31 December 2007 by giving to the Tenant not less than six weeks’ written notice but such determination shall be without prejudice to any claim which the Landlord may have against the Tenant or which the Tenant may have against the Landlord for any breach of covenant or sum accrued due on or prior to such determination.

17.2	On exercise of the Tenant’s Break Right in accordance with clause 17.1, the Tenant shall yield up the Premises with vacant possession and otherwise in accordance with the terms of this Sub-Underlease.

17.3	Time shall be of the essence in respect of any notice served pursuant to clause 17.1.

18.	CONDITIONAL AGREEMENT FOR REVERSIONARY LEASE

The Landlord is currently negotiating with the Superior Landlord to extend the term of the Underlease for a term expiring no later than 1 April 2015 and if and to the extent it is successful in reaching agreement of the principal terms with the Superior Landlord, the Tenant and the Landlord will negotiate in good faith to agree a reversionary lease of the Premises for the extended term (the commencement of which is subject to the Tenant not exercising its right to break in accordance with clause 17) which will be based on the following principles:-

18.1	(subject to 18.2 below) the lease will be on exactly the same terms as this Sub-Underlease save that the term will expire 3 days prior to the term of the Underlease (as extended) and the rent will be rent payable by the Landlord under the Underlease (as extended);

18.2	if the Tenant does not exercise its right to break in accordance with clause 17 and if the Underlease is terminated by the Landlord pursuant to its rights as tenant under the Underlease and a payment becomes due to the Superior Landlord in consideration for the exercise of that right the Tenant will pay to the Landlord that proportion of the payment as it relates to the Premises.

IN WITNESS whereof this deed has been duly delivered the day and year first before written

SCHEDULE 1

SERVICES

Number	Service

1. Electricity Supply and Management

1.1	Maintenance and management of electrical infrastructure and distribution equipment on individual floors from the Superior Landlord’s risers or installed by Man Group plc within the building up to the point of the last distribution board or socket.

1.2	Management of local switchboard equipment, isolators and floor boxes but including connections within the Tenant’s computer equipment rooms and UPS rooms and from switchboard or floor boxes in the Tenant’s areas.

1.3	Conducting periodic testing of electrical systems and appliances and being responsible for all modifications of and adaptations to the electrical systems and appliances.

2. Other Utilities

2.1	Maintenance and management of the provision of water supplies and drainage services on individual floors within the Tenant’s demise.

3. Mechanical, Electrical , Plumbing and General Maintenance

3.1	Maintenance and management of specialist computer equipment room and UPS room infrastructure (eg: air conditioning).

3.2	Provision of general handyman service to assist with small tasks, office moves, etc.

3.3	Maintenance and management of UPS equipment.

4. Security

4.1	Maintenance and management of CCTV, access control, intruder protection and general security equipment and systems within the Tenant’s demise.

4.2	Subject to properly authorised written notification of joiners and leavers from an authorised person, maintenance and updating of database, supply, issue, cancellation, reclamation and replacement (as appropriate) of building security system security access cards. Service provided from Sugar Quay.

4.3	To comply with security related regulatory requirements as advised by Man Financial Limited and agreed between the parties acting reasonably from time to time.

Number	Service

5. Housekeeping

5.1	Cleaning of all Tenant areas to a professional standard.

5.2	Removal of office waste and recycling to disposal point in accordance with appropriate regulations.

5.3	Provision of responsive service during core hours (from 0800 to 1700 Monday to Friday).

5.4	Provision of recycling services.

6. Environment, Health and Safety Management

6.1	Management, implementation and maintenance of all environmental health and safety procedures and polices relating to the Tenant’s the use and occupation of the building in line with government legislation, Man Group plc policies and procedures and best practice subject to any overall procedures enforced by the Superior Landlord.

6.2	Maintenance and management of an effective PA system.

6.3	Exclusive provision of all environmental, health and safety related training as appropriate, including but not limited to fire warden and first aid training.

7. Emergency Procedures Management

7.1	Ensuring all emergency procedures are compliant with legislation, Man Group plc policies and best practice, and are effectively managed and communicated to all staff.

7.2	Ensuring all necessary and appropriate fire fighting equipment within the Tenant’s demise is maintained and correctly positioned.

7.3	Carrying out necessary and regular evacuation practices as required by legislation, subject to any arrangements made by the Superior Landlord.

7.4	Provision and maintenance of other emergency equipment that may be required within the Tenant’s demise.

7.5	Provision of general emergency and incident management coordination.

8. Refurbishments, Layout Changes, Office Moves and Other Building Infrastructure Related Works

8.1	Advising upon and acting as approving authority (including obtaining Superior Landlord and planning/building control approval where appropriate), for all refurbishments, layout changes or other works within the Tenant’s demise that affect or may affect the building infrastructure.

Number	Service

8.2	Overseeing (if not appointed to manage) and ensuring that all projects of the kind referred to in 8.1 above comply with Man Group plc policies and procedures as well as meeting legal, Superior Landlord and freeholder requirements and having no adverse impact on the operation of the building infrastructure.

9. Car Parking

9.1	Provision of one car parking space.

SIGNED as a deed by ED & F	)
MAN LIMITED acting by two directors	)
or a director and company secretary	)

Director

Director/Secretary

SIGNED as a deed by MAN	)
FINANCIAL LIMITED	)
acting by two directors or a director	)
and company secretary	)

Director

Director/Secretary